Exhibit 23(a)

Consent of Independent Registered Public Accounting Firm

The Board of Directors

General Electric Company:

We consent to the use of our report dated February 11, 2005, except as to the restatement discussed in note 1 to the consolidated financial statements, which is as of May 5, 2005 and as to page 39 and notes 10, 12, 13, 16 and 27, which are as of September 15, 2005, with respect to the statement of financial position of General Electric Company and consolidated affiliates as of December 31, 2004 and 2003, and the related statements of earnings, changes in shareowners’ equity and cash flows for each of the years in the three-year period ended December 31, 2004, which report appears in the Form 8-K of General Electric Company dated September 16, 2005, and to the use of our report dated February 11, 2005, except as to the fourth paragraph of Management’s Annual Report on Internal Control over Financial Reporting (as restated), which is as of May 5, 2005, on management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, which report appears in the Form 10-K/A of General Electric Company dated May 6, 2005; both reports are incorporated by reference in the registration statement on Form S-3 of General Electric Company to be filed December 5, 2005.

Our report on Internal Control over Financial Reporting dated February 11, 2005, except as to the fourth paragraph of Management’s Annual Report on Internal Control over Financial Reporting (as restated), which is as of May 5, 2005, expresses our opinion that General Electric Company did not maintain effective internal control over financial reporting as of December 31, 2004 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that management has identified and included in its revised assessment the following material weakness as of December 31, 2004: a failure to ensure the correct application of Statement of Financial Accounting Standards No. 133 when certain derivative transactions were entered into at General Electric Capital Corporation prior to August 2003 and failure to correct that error subsequently.

Our report on the consolidated financial statements refers to a change in the method of accounting for variable interest entities in 2004 and 2003, a change in the method of accounting for asset retirement obligations in 2003 and changes in the methods of accounting for goodwill and other intangible assets and for stock-based compensation in 2002.

We also consent to the reference to our firm under the heading “Experts” in the Registration Statement.

/s/ KPMG LLP

Stamford, Connecticut

December 2, 2005